Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporation
Delivered 03:56 PM 02/10/2023
FILED 03:56 PM 02/10/2023
SR 20230471583 - File Number 6725367

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TFF PHARMACEUTICALS, INC.

TFF Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended by replacing Article FOURTH thereof with the following:

“The Corporation is authorized to issue one class of stock. The authorized capital stock of the Corporation shall consist of ninety million (90,000,000) shares which shall be designated as Common Stock, each with a par value of $0.001.”

SECOND: That the aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, TFF Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by Kirk Coleman, its Chief Financial Officer, as of the 10th day of February 2023.

TFF PHARMACEUTICALS, INC.

By:	/s/ Kirk Coleman
Kirk Coleman, Chief Financial Officer